                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            TRIGON HEALTHCARE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               [LOGO OF TRIGON]


                            2015 Staples Mill Road
                           Richmond, Virginia 23230

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 26, 2000

TO THE HOLDERS OF TRIGON HEALTHCARE, INC. CLASS A COMMON STOCK:

  The annual meeting of shareholders of Trigon Healthcare, Inc. (the "Company") will be held at the Company's headquarters, 2015 Staples Mill Road, Richmond, Virginia, on Wednesday, April 26, 2000, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

  1. To elect four directors to three-year terms on the Company's Board of Directors;

  2. To vote on amendments to the Company's 1997 Stock Incentive Plan;

  3. To ratify the selection of KPMG LLP as the independent auditors for the Company for 2000; and

  4. To transact such other business as may properly come before the meeting.

  Only holders of record of shares of Common Stock at the close of business on March 10, 2000, will be entitled to vote at the meeting and any adjournments or postponements thereof.

  Whether or not you plan to attend the meeting, please either (i) complete and return the enclosed proxy card promptly in the enclosed envelope or (ii) enter your vote by telephone in accordance with the instructions on the proxy card.

  You are cordially invited to attend the meeting.

                              By Order of the Board of Directors


                                /s/ J. Christopher Wiltshire

                              J. Christopher Wiltshire, Secretary


Richmond, Virginia
March 24, 2000

                                PROXY STATEMENT

                            Trigon Healthcare, Inc.
                            2015 Staples Mill Road
                           Richmond, Virginia 23230

  This Proxy Statement, mailed to shareholders on or about March 24, 2000, is furnished in connection with the solicitation by Trigon Healthcare, Inc. (the "Company") of proxies for use at the annual meeting of shareholders to be held on April 26, 2000, and at any adjournments or postponements thereof (the "Annual Meeting"). A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999 is being mailed to you with this Proxy Statement.

  In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, telegraph, electronic means and personal interview. The Company may also engage a proxy solicitation firm to assist in the solicitation of proxies of shareholders of record and those shareholders whose shares are held in street name by brokers, banks and other institutions.

  On March 10, 2000, the date for determining shareholders entitled to vote at the meeting, 37,888,524 shares of Class A Common Stock of the Company ("Common Stock") were outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote.

  Any shareholder giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. A proxy, if executed and not revoked, will be voted FOR the election of the nominees for director named herein, FOR the proposed amendments to the 1997 Stock Incentive Plan, and FOR the ratification of KPMG LLP as the Company's independent auditors for 2000, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

  Except for the election of directors, action on matters submitted to a vote of the shareholders at the meeting will be approved if a quorum is present and the votes cast in favor of the matter constitute a majority of the votes cast for or against the matter. With respect to the election of directors, the four nominees receiving the greatest number of votes cast will be elected, assuming a quorum is present at the meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder abstains or withholds the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken on such matter. Votes will be tabulated by one or more inspectors of election.

                       ITEM ONE -- ELECTION OF DIRECTORS

  The Company's Board of Directors (the "Board") presently consists of 15 directors, who are divided into three classes with staggered terms. The terms of Hunter B. Andrews, Lenox D. Baker, Jr., James K. Candler, Donald B. Nolan, and Hubert R. Stallard will expire at the Annual Meeting. Messrs. Andrews and Candler are retiring from the Board at the 2000 Annual Meeting. Dr. Baker, Dr. Nolan and Mr. Stallard have been nominated for reelection to a three-year term. In addition, Mr. Joseph S. Mallory has been nominated for election to a three-year term. Mr. Norwood H. Davis, Jr., whose term as a director expires in 2002, will also retire from the Board at the 2000 Annual Meeting. After the election to the Board at the 2000 Annual Meeting, the Board will consist of 13 directors divided into three classes of four directors, five directors, and four directors, respectively.

  All the nominees have consented to being named as a nominee in the Proxy Statement and have indicated their willingness to serve if elected. However, if at the time of the meeting any nominee is unable to or unwilling to serve, the proxies will be voted for such other person as the Board may designate.

  Information about the nominees for election as directors and about other directors of the Company appears below. Reference to when a director was first elected to the Board refers to when the director was first elected to the Board of the Company or to the Board of Directors of Trigon Blue Cross Blue Shield, a wholly-owned subsidiary of the Company and its principal operating subsidiary ("Trigon BCBS").

Nominees for Election to a Three-Year Term

  Lenox D. Baker, Jr., M.D. was elected to the Board in 1985. He has been a cardiac and thoracic surgeon, and has been affiliated with Mid-Atlantic Cardiothoracic Surgeons, Ltd., since 1979. He is also chief of the Division of Cardiac and Thoracic Surgery at Sentara Hospitals, and an assistant professor of surgery at the Medical College of Hampton Roads. Dr. Baker is 58.

  Joseph S. Mallory has not heretofore served on the Board. From 1980 until his retirement in April 1999, Mr. Mallory served as Senior Vice President of Booz, Allen & Hamilton, Inc., a management consulting firm. Mr. Mallory is 62.

  Donald B. Nolan, M.D. was elected to the Board in 1983. He has been a practicing neurologist in the Roanoke, Virginia area since 1971, and is currently affiliated with Roanoke Neurological Associates. He is also director of the Electro-Diagnostic Laboratory at Roanoke Memorial Hospital. Dr. Nolan is 60.

  Hubert R. Stallard was elected to the Board in 1997. Until his retirement on February 29, 2000, he was President and Chief Executive Officer of Bell Atlantic-Virginia, Inc., a position he held for more than five years. He serves on the board of Universal Corporation. Mr. Stallard is 63.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Directors Whose Terms Do Not Expire This Year

  Robert M. Freeman was elected to the Board in 1993. He was Chairman of Signet Banking Corporation from 1990 through December 1996 and served as Chief Executive Officer of that company from April 1989 to May 1996. Mr. Freeman serves on the board of Heilig-Meyers Co. Mr. Freeman is 58, and his term as a director will expire in 2002.

  William R. Harvey, Ph.D., was elected to the Board in 1992. He has been President of Hampton University in Hampton, Virginia since 1978 and owner of the Pepsi-Cola Bottling Company, Houghton, Michigan since 1986. Dr. Harvey serves on the board of Newport News Shipbuilding, Inc. Dr. Harvey is 59, and his term as a director will expire in 2001.

  Gary A. Jobson was elected to the Board in 1987. He has been a marketing and product development consultant through his company, Maritime Productions, since 1978. Mr. Jobson is 49, and his term as a director will expire in 2001.

  William N. Powell was elected to the Board in 1980. He has been President of Salem Tools, Inc. since 1981, and serves on the board of Mechanical Development Company, Inc. Mr. Powell is 56, and his term as a director will expire in 2001.

  J. Carson Quarles was elected to the Board in 1977. He has been Chairman of the Board of Friendship Manor, Inc. in Roanoke, Virginia since 1981. At the end of 1994, he retired from an eight-year term as President of the Southwestern Region of Central Fidelity Bank. Mr. Quarles is 63, and his term as a director will expire in 2001.

  R. Gordon Smith was elected to the Board in 1995. He has been a partner with McGuire, Woods, Battle & Boothe LLP in Richmond, Virginia since 1969. Mr. Smith is 61, and his term as a director will expire in 2001.

  Thomas G. Snead, Jr. was elected to the Board in 1999. He joined Trigon BCBS in 1985. He became Senior Vice President and Chief Financial Officer in 1990 and was elected President and Chief Operating Officer in 1997. In April 1999, Mr. Snead was elected President and Chief Executive Officer of the Company. Mr. Snead is 46, and his term as a director will expire in 2002.

  Jackie M. Ward was elected to the Board in 1993. She is a founder and has served as Chief Executive Officer of Atlanta-based Computer Generation Incorporated since 1970. Ms. Ward serves on the boards of BankAmerica Corporation, Matria Healthcare, Inc., SCI Systems Inc., Equifax Inc., Profit Recovery Group International, Inc. and Premiere Technologies, Inc. Ms. Ward is 61, and her term as a director will expire in 2002.

  Stirling L. Williamson, Jr. was elected to the Board in 1979. He has been President of S.L. Williamson Company, Inc. in Charlottesville, Virginia since 1971. Mr. Williamson is 64, and his term as a director will expire in 2002.

                      BENEFICIAL OWNERSHIP OF SECURITIES

  The following table sets forth information about the Common Stock of the Company beneficially owned as of March 1, 2000, by (i) each of the five executive officers named in the Summary Compensation Table (the "Named Executive Officers"); (ii) each director and nominee for director of the Company; and (iii) the directors and executive officers as a group. The Company is not aware of any person who owns beneficially more than 5% of the Company's Common Stock. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to securities beneficially owned.

                                               Number of Shares
                                           Beneficially Owned as of      Percent of
Name                                             March 1, 2000             Class
----                                       ------------------------      ----------
Named Executive Officers:
Norwood H. Davis, Jr.**                             760,502(1)              1.92%
Thomas G. Snead, Jr.***                             216,273(2)                 *
James W. Copley, Jr.                                102,944(3)                 *
Paul F. Nezi                                        105,828(4)                 *
William P. Bracciodieta, M.D.                        36,133(5)                 *

Directors and Nominees for Director (6):
Hunter B. Andrews                                    19,158                    *
Lenox D. Baker, Jr., M.D.                            25,943                    *
James K. Candler                                     21,565                    *
Robert M. Freeman                                    38,189                    *
William R. Harvey, Ph.D.                             24,831                    *
Gary A. Jobson                                       21,741                    *
Joseph S. Mallory                                         0                    *
Donald B. Nolan, M.D.                                22,077                    *
William N. Powell                                    22,401(7)                 *
J. Carson Quarles                                    27,771                    *
R. Gordon Smith                                      28,400                    *
Hubert R. Stallard                                   18,500                    *
Jackie M. Ward                                       22,302                    *
Stirling L. Williamson, Jr.                          20,088                    *
All Directors and Executive Officers as a
 group (27 persons)                               2,133,206(8)              5.39%

-------
  * Less than one percent of the Common Stock outstanding as of March 1, 2000.

 **  Mr. Davis is also a director of the Company.

*** Mr. Snead is also a director of the Company.

(1) Includes 200 shares owned by Mr. Davis' spouse, 600,000 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 2,716 shares held in the Employee Stock Purchase Plan, 44,802 shares of restricted stock and 62,684 shares held in the Employees' Thrift Plan.

(2) Includes 184,168 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 1,965 shares held in the Employee Stock Purchase Plan, 20,881 shares of restricted stock and 4,259 shares held in the Employees' Thrift Plan.

(3) Includes 91,390 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 1,407 shares held in the Employee Stock Purchase Plan and 9,197 shares held in the Employees' Thrift Plan.

(4) Includes 90,100 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 1,640 shares held in the Employee Stock Purchase Plan, 3,295 shares of restricted stock and 1,608 shares held in the Employees' Thrift Plan.

(5) Includes 25,000 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 411 shares held in the Employee Stock Purchase Plan, 8,909 shares of restricted stock and 613 shares held in the Employees' Thrift Plan.

(6) Figures for each director, other than Messrs. Davis and Snead, include 15,001 shares that may be acquired by each director within 60 days by the exercise of stock options granted pursuant to the 1997 Non-Employee Directors Stock Incentive Plan.

(7) Excludes 6,841 shares held by Salem Tools, Inc., of which Mr. Powell is President. Mr. Powell disclaims beneficial ownership of such shares.

(8) Excludes 6,841 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 1,684,145 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 19,020 shares held in the Employee Stock Purchase Plan, 124,809 shares of restricted stock and 100,794 shares held in the Employees' Thrift Plan.

Certain Business Relationships

  R. Gordon Smith is a partner with McGuire, Woods, Battle & Boothe LLP, which serves as counsel to the Company.

                      CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

Committees of the Board

  Executive Committee. The Executive Committee is composed of J. Carson Quarles (Chairman), Lenox D. Baker, Jr., M.D., Norwood H. Davis, Jr., Gary A. Jobson, William N. Powell, R. Gordon Smith, Thomas G. Snead, Jr., and Jackie
M. Ward. Between meetings of the Board, the Executive Committee has the full authority of the Board, except to the extent such authority is limited by the Company's Articles of Incorporation, its Bylaws or Virginia law.

  Audit Committee. The Audit Committee is composed of Gary A. Jobson (Chairman), Hunter B. Andrews, James K. Candler, Donald B. Nolan, M.D., and Hubert R. Stallard. The Audit Committee has authority to investigate the financial reporting processes and internal controls of the Company and make its recommendations about these matters to the Board and the Executive Committee. The Audit Committee reviews with the Company's independent auditors the annual audit plan and all reports pertaining to the Company's finances, and recommends the selection of the Company's independent auditors.

  Human Resources, Compensation and Employee Benefits Committee. The Human Resources, Compensation and Employee Benefits Committee is composed of Jackie
M. Ward (Chairperson), Lenox D. Baker, Jr., M.D., William R. Harvey, Ph.D., William N. Powell and Hubert R. Stallard. The Human Resources, Compensation and Employee Benefits Committee considers management proposals, makes recommendations to the Board and, where express authority is conferred by the Board, approves the compensation and benefits programs for the officers and employees of the Company and its subsidiaries.

  Finance and Investment Committee. The Finance and Investment Committee is composed of William N. Powell (Chairman), Hunter B. Andrews, Robert M. Freeman, R. Gordon Smith and Jackie M. Ward. The Finance and Investment Committee oversees the financial affairs and investments of the Company and its subsidiaries and periodically reports to the Board on these affairs and investments.

  Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of R. Gordon Smith (Chairman), Robert M. Freeman, William R. Harvey, Ph.D., Gary A. Jobson, and Stirling L. Williamson, Jr. The Nominating and Corporate Governance Committee recommends to the Board persons to be nominated for election as directors of the Company. The Committee also recommends to the Board persons to be elected as chairpersons and members of the Executive Committee and standing Board committees (except Chairman of the Audit Committee), and officers of the Company. The Committee considers nominees recommended by shareholders, whose recommendations should be submitted to it through the Corporate Secretary of the Company. The Committee may also make recommendations to the Board on corporate governance issues, such as establishing guidelines for Board and Board committee structure and composition, and setting criteria for Board membership and frequency of meetings. The Nominating and Corporate Governance Committee also reviews any actual or potential conflicts of interest involving any officer or director of the Company.

  Provider Policy Committee. The Provider Policy Committee is composed of Lenox D. Baker, Jr., M.D. (Chairman), Lawrence E. Blanchard, III, M.D. (non-director committee member), James K. Candler, Donald B. Nolan, M.D., James M. Wells, Jr., M.D. (non-director committee member) and Stirling L. Williamson, Jr. The Provider Policy Committee reviews management proposals and makes recommendations to the Board with respect to the Company's policies and procedures that have a substantial impact upon institutional and professional providers of healthcare services.

Attendance at Meetings

  During 1999, the Board of Directors of the Company held seven meetings and the Executive Committee met four times. The Audit Committee of the Company met three times, the Human Resources, Compensation and Employee Benefits Committee met three times, the Finance and Investment Committee met six times, the Nominating and Corporate Governance Committee met three times and the Provider Policy Committee met six times. All directors of the Company attended at least 75% of the aggregate of all meetings of the Board and the Committees on which they served.

Compensation of Directors

  Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees. Directors who are not officers or employees of the Company receive a quarterly retainer of $5,000, a quarterly retainer of $250 to serve as a Committee chairperson, a fee of $1,250 for each Board meeting attended, a fee of $500 for each Committee meeting attended, a fee of $350 for participating in a Board meeting held by conference call, and a fee of $100 for attending other Board-related meetings. Fees paid to directors may be deferred under the Company's non-qualified deferred compensation plan and may be received in the form of Common Stock under the Directors Plan (defined below). See "Compensation of Executive Officers--Deferred Compensation."

  On April 16, 1997, the shareholders of the Company approved the 1997 Non-Employee Directors Stock Incentive Plan (the "Directors Plan"). Pursuant to the Directors Plan, each non-employee director of the Company automatically received an option to purchase 10,000 shares of the Company's Common Stock on April 16, 1997. Each non-employee director elected for the first time after April 16, 1997 automatically receives an option to purchase 10,000 shares of Company's Common Stock on the date of his or her initial election. In addition to the initial grants, each eligible director automatically receives an option to purchase 5,000 shares of the Company's Common Stock on the date of each annual meeting of shareholders. The exercise price for each option is 100% of the fair market value of the Company's Common Stock on the date of grant. Options vest in annual installments over three years, so long as the eligible director is a director of the Company on that date, or upon the retirement of a director who has reached age 65 and is no longer eligible for re-election. Exercisable options terminate on the earlier of 36 months after the termination of a director's service as a director of the Company or the tenth anniversary of the date of grant. All options become fully exercisable upon a change of control of the Company.

Compensation Committee Interlocks and Insider Participation

  The Human Resources, Compensation and Employee Benefits Committee of the Board includes: Jackie M. Ward (Chairperson), Lenox D. Baker, Jr., M.D., William R. Harvey, Ph.D., William N. Powell and Hubert R. Stallard. No interlocking relationship exists between any member of this committee and any member of any other company's board of directors or compensation committee. None of the committee members is or was an officer or employee of the Company or its subsidiaries during 1999.

Nominations for Directors

  In accordance with the Company's Bylaws, a shareholder who is entitled to vote at an election of directors and who is interested in nominating a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such a nomination. A shareholder's notice must be given, either by personal delivery to the Secretary or an Assistant Secretary of the Company at the principal office of the Company, or by first class United States mail, with postage prepaid, addressed to the Secretary of the Company at the principal office of the Company. To be timely, the notice must be received (i) on or after the first day of February and before the first day of March of the year in which the meeting will be held if the meeting is an annual meeting and clause (ii) is not applicable, or (ii) not less than 60 days before an annual meeting, if the date of the annual meeting, as prescribed in the Company's Bylaws, has been changed by more than 30 days, or
(iii) not later than the close of business on the tenth day following the day on which notice of a special meeting of shareholders called for the purpose of electing directors is first given to shareholders. The contents of such notice must be as specified in the Company's Bylaws, a copy of which may be obtained by writing the Secretary of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

  The Securities Exchange Act of 1934 requires the Company's officers and directors and any persons owning more than 10% of the Common Stock to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon the Company's review of the copies of the Forms 3, 4 and 5 received by it, the Company believes that all officers and directors complied with such filing requirements. The Company is not aware of any person that owned more than 10% of the Common Stock in 1999.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

  The following table sets forth the compensation paid by the Company or any of its subsidiaries to the Named Executive Officers for the years ended December 31, 1999, December 31, 1998 and December 31, 1997:

                                                                           Long Term Compensation
                                                                       ------------------------------
                                          Annual Compensation                Awards         Payouts
                                  ------------------------------------ ------------------- ----------
                                                          OtherAnnual  Restricted                      All Other
                                                          Compensation  Stock($)  Options/    LTIP    Compensation
Name and Principal Position  Year Salary ($)(1) Bonus ($)    ($)(2)      (3)(4)    SAR(#)  Payouts($)    ($)(5)
---------------------------  ---- ------------- --------- ------------ ---------- -------- ---------- ------------
Norwood H. Davis, Jr.        1999   $764,400    $917,280    $269,374    $794,977   50,000   $     0     $83,277
 Chairman of the Board of    1998    682,500     819,000      24,835     709,804  300,000         0      63,133
 Directors                   1997    650,000     585,000         743           0  250,000   253,500      33,001

Thomas G. Snead, Jr.         1999    405,940     463,777       1,823     407,027   80,000         0      22,705
 President and Chief         1998    325,000     325,000       1,229     295,776   60,000         0      17,540
 Executive Officer           1997    233,958     170,542         164           0  117,500    65,753       7,654

James W. Copley, Jr.         1999    197,600     351,897       1,440           0   10,000         0      20,093
 Senior Vice President and   1998    190,000     425,148       2,645           0   30,000         0      16,230
 Chief Investment Officer    1997    181,000     308,210         119           0   68,056         0      11,250

Paul F. Nezi                 1999    260,000     208,000         241           0   15,000   130,000      13,800
 Senior Vice President,      1998    250,000     200,000         633     162,501   30,000         0      15,750
 Virginia Group Business     1997    250,000     275,000         420           0   65,100         0     206,193

William P. Bracciodieta,
 M.D.                        1999    254,800     203,840         173     165,648   15,000         0      12,226
 Senior Vice President and   1998    198,670     198,333           0     132,716   30,000         0      34,776
 Chief Medical Officer (/6/) 1997         --          --          --          --       --        --          --

-------
(1) Includes amounts deferred under Trigon BCBS's Employees' Thrift Plan and 401(k) Restoration Plan.

(2) Includes Medicare tax and related income tax gross-up paid by Trigon BCBS or any of its subsidiaries for Named Executive Officers on the present value of their vested non-qualified Supplemental Executive Retirement Plan benefit earned in 1999 in the amounts of $261,813 for Mr. Davis, $1,065 for Mr. Snead, $1,129 for Mr. Copley and $40 for Mr. Nezi. Includes Medicare tax and related income tax gross-up paid by Trigon BCBS for Named Executive Officers with respect to employer contributions under the 401(k) Restoration Plan for 1999 in the amounts of $1,322 for Mr. Davis, $383 for Mr. Snead, $311 for Mr. Copley, $201 for Mr. Nezi and $173 for Dr. Bracciodieta.

(3) For the three-year performance cycles ended on December 31, 1998, and December 31, 1999, the long-term incentive awards under the Company's Long-Term Incentive Plan were paid in restricted stock to all of the Named Executive Officers except Mr. Copley and Mr. Nezi. Mr. Copley does not participate in the Long-Term Incentive Plan. Participants in the plan are required to take 50% of their awards in restricted stock until stock ownership guidelines are met and have the option to take the remainder of their awards in restricted stock rather than cash. Under the plan, all awards taken in restricted stock were automatically increased by 30 percent. All of the Named Executive Officers participating in the plan took their awards for 1999 in restricted stock, with the exception of Mr. Nezi who met his required stock ownership guidelines in 1999. In lieu of restricted stock, Mr. Nezi received a long-term incentive cash payout of $130,000. For 1999, restricted shares were awarded to Mr. Davis and Mr. Snead at $34.25, the closing price of the Company's Common Stock on February 16, 2000. Mr. Davis received 23,211 shares and Mr. Snead received 11,884 shares. All other participants received their awards on February 11, 2000 at the closing price of $34.00. Dr. Bracciodieta received 4,872 shares on this date. One-third of the restricted stock will vest on February 15, 2001, one-third will vest on February 15, 2002 and one-third will vest on February 15, 2003. The Company currently has no plans to pay dividends on the restricted stock.

(4) At December 31, 1999, Mr. Davis held 21,591 shares of restricted stock valued at $636,935; Mr. Snead held 8,997 shares of restricted stock valued at $265,412; Mr. Nezi held 4,943 shares of restricted stock valued at $145,819; and Dr. Bracciodieta held 4,037 shares of restricted stock valued at $119,092.

(5) Includes matching contributions under Trigon BCBS's Employees' Thrift Plan and 401(k) Restoration Plan for 1999 in the amounts of $63,882 for Mr. Davis, $21,928 for Mr. Snead, $18,683 for Mr. Copley, $13,800 for Mr. Nezi, and $12,226 for Dr. Bracciodieta. Includes actuarial equivalent of the benefit to the executive from payment of annual premiums by Trigon BCBS in 1999 under a split dollar life insurance program in the amounts of $12,533 for Mr. Davis, $777 for Mr. Snead and $1,410 for Mr. Copley. Includes above-market interest credited for future payment on deferred compensation during 1999 in the amount of $6,862 for Mr. Davis.

(6) Dr. Bracciodieta was hired effective March 9, 1998. The amount shown in the annual bonus column for him includes a $35,000 signing bonus paid in March 1998.

Stock Option Grants

  The following table provides information about stock options granted to the Named Executive Officers in 1999 under the Company's 1997 Stock Incentive Plan.

                             Option Grants in 1999
                             ---------------------

                                                                                   Potential Realizable Value
                                                                                   at Assumed Annual Rates of
                                                                                    Stock Price Appreciation
                                                                                       for Option Term (2)
                                                                                   --------------------------
                                               % of Total
                                                 Options
                                                Granted to  Exercise or
                                  Options      Employees in Base Price  Expiration
Name                           Granted (#)(1)     1999        ($/Sh)       Date       5% ($)        10% ($)
----                           -------------- ------------- ----------- ---------- ------------- -------------
Norwood H. Davis, Jr.            50,000(3)        11.3%      $37.3125    1/04/09   $   1,173,282    $2,973,326
Thomas G. Snead, Jr.             40,000(3)         9.0%       37.3125    1/04/09         938,625     2,378,661
Thomas G. Snead, Jr.             40,000(4)         9.0%       31.0000    4/28/09         779,829     1,976,241
James W. Copley, Jr.             10,000(3)         2.3%       37.3125    1/04/09         234,656       594,665
Paul F. Nezi                     15,000(3)         3.4%       37.3125    1/04/09         351,984       891,998
William P. Bracciodieta, M.D.    15,000(3)         3.4%       37.3125    1/04/09         351,984       891,998

-------
(1)  No stock appreciation rights were granted in 1999.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of the Company's stock price.

(3) Granted as of January 4, 1999 as part of the Company's 1997 Stock Incentive Plan. The options vest in annual installments over three years beginning January 4, 2000 so long as the optionee remains employed by the Company or one of its subsidiaries. All options are granted at 100% of the fair market value of the Company's Common Stock on the date of grant.

(4) Granted as of April 28, 1999 as part of the Company's 1997 Stock Incentive Plan. The options vest in annual installments over three years beginning April 28, 2000 so long as the optionee remains employed by the Company or one of its subsidiaries. All options are granted at 100% of the fair market value of the Company's Common Stock on the date of grant.

Stock Option Exercises and Holdings

  The following table provides information for the Named Executive Officers about stock options exercised during 1999 and unexercised stock options held as of December 31, 1999.

                      Aggregated Option Exercises in 1999
                          1999 Year-End Option Values
                          ---------------------------

                                                                                    Value of Unexercised
                                                              Number of Unexercised     In-The-Money
                                                                   Options at            Options at
                                                                December 31, 1999   December 31, 1999(2)
                               Shares Acquired on
                                  Exercise of        Value        Exercisable/          Exercisable/
Name                             Options (#)(1)   Realized($)     Unexercisable         Unexercisable
-----------------------------  ------------------ ----------  --------------------- --------------------
Norwood H. Davis, Jr.                  --             --         266,667/333,333    $1,629,169/$1,414,581
Thomas G. Snead, Jr.                   --             --          98,334/159,166          563,961/401,976
James W. Copley, Jr.                   --             --           55,371/52,685          374,611/247,302
Paul F. Nezi                           --             --           53,400/56,700          360,075/240,038
William P. Bracciodieta, M.D.          --             --           10,000/35,000            40,000/80,000

-------
(1)  No stock appreciation rights were granted or exercised in 1999.

(2) Based on the December 31, 1999 market price of $29.50 per share for the Company's Common Stock minus the exercise price of the unexercised stock options held at that time.

Long-Term Incentive Plan Awards

  The Long-Term Incentive Plan Table below provides information about estimated award ranges for the plan initiated in 1999 for the performance period January 1, 1999 through December 31, 2001. Trigon BCBS's Long-Term Incentive Plan is based on three-year overlapping performance cycles.

          Long-Term Incentive Plans -- Awards in Last Fiscal Year (1)
          -----------------------------------------------------------

                                                                          Estimated Future Payouts
                                                                          Under Non-Stock Price Based
                                                                                 Plan (2)
                                                                      ---------------------------------
                                                    Performance or
                                Number of Units   Other Period Until                Target
Name                           or Other Rights # Maturation or Payout Threshold ($)   ($)   Maximum ($)
----                           ----------------- -------------------- ------------- ------  -----------
Norwood H. Davis, Jr.                 N/A             1999-2001            N/A        N/A       N/A
Thomas G. Snead, Jr.                  N/A             1999-2001          100,000    200,000   450,000
James W. Copley, Jr.                  N/A                N/A               N/A        N/A       N/A
Paul F. Nezi                          N/A             1999-2001           33,800     67,600   162,240
William P. Bracciodieta, M.D.         N/A             1999-2001           33,125     66,250   159,000

-------
(1) In January 1999, Long-Term Incentive Awards were made for the three-year period ending in 2001. The performance objective for this period is based on consolidated operating income margin for 2001. This objective has a range of potential payouts from Threshold to Maximum. The Target payout for participants ranges from 10% to 40% of base salary.

(2) The dollar figures for Threshold, Target and Maximum payouts in the table assume that each participant takes his Long-Term Incentive payout in cash. For the cycle ending in 2001, a participant who has not met specified stock ownership guidelines must take 50 percent of the payout in restricted stock and may elect to take the balance of the payout in restricted stock. A participant who has met ownership guidelines may elect to take part or all of their payout in restricted stock. Any elective portion of the payout which the participant elects to take in restricted stock will be automatically increased by 30 percent. Consequently, the payouts could be the amounts shown in the table or up to 130 percent of these amounts, depending on the stock ownership status and payout election of the particular participant.

Retirement Plan

  The Company sponsors a non-contributory retirement program (the "Retirement Plan") for certain employees that is qualified under Internal Revenue Code
Section 401(a) and subject to ERISA. The Company also sponsors a Supplemental Executive Retirement Plan, which provides additional benefits, payable out of general assets to certain employees. The benefits are equal to the benefits these employees cannot receive under the qualified Retirement Plan because of Internal Revenue Code limits on benefits and compensation recognized for highly compensated employees.

  Until October 1, 1998, the annual benefit under the Retirement Plan at normal retirement age (age 65) was determined under a defined benefit formula based on final average compensation and years of service. The defined benefit was equal to 60% of the average of the participant's highest five consecutive calendar years of covered compensation during the last ten years, minus 50% of the participant's primary social security benefit, all multiplied by years of credited service (up to a maximum of 30 years) and divided by 30.

  Effective October 1, 1998, the Retirement Plan was converted into a cash balance plan. Under the cash balance plan, each participant has an account, for record keeping purposes only, to which credits are allocated, and a participant's retirement benefit is based on the balance in the participant's account at retirement. For participants in the Retirement Plan as of September 30, 1998, their initial account balance is the actuarial equivalent of their accrued benefit under the defined benefit formula as of September 30, 1998. For participants who join the plan after September 30, 1998, their initial account balance is zero. Each participant's account is also credited with quarterly pay credits and quarterly interest credits. The quarterly pay credits are a percentage of the participant's compensation for the quarter. The percentage is determined by the sum of the participant's age and years of service according to the following table.

                   Sum of age
                  and years of
                    service      Percentage of Compensation
                  ------------   --------------------------
                  Less than 40                3%
                    40 to 49                  4%
                    50 to 59                  5%
                    60 to 69                  6%
                    70 to 79                  8%
                   80 or more                10%

  Each participant's account balance is also increased each quarter by quarterly interest credits. The interest rate for each quarter is 25% of the average yield on 30-year treasuries for the second month preceding the quarter for which interest is credited.

  Any participant who as of October 1, 1998 was at least 50 years old and had at least five years of service is eligible for a special transition benefit. Mr. Davis is the only Named Executive Officer who is eligible for the transition benefit. Under the transition benefit, when Mr. Davis retires on April 26, 2000, he will be entitled to a retirement benefit computed under the pre-October 1, 1998 defined benefit formula.

  The covered compensation under the Retirement Plan and Supplemental Executive Retirement Plan includes salary and annual and long term bonuses paid during the year, deferred compensation, Employees' Thrift Plan deferrals (including deferrals under the 401(k) Restoration Plan), and amounts excluded from income under (S) 125 of the Internal Revenue Code. For 1999, the covered compensation under the retirement plans for each of the Named Executive Officers was: Mr. Davis, $2,438,406; Mr. Snead, $958,440; Mr. Copley, $622,748; Mr. Nezi,
$585,000; and Dr. Bracciodieta, $520,217.

  The estimated annual benefit payable at normal retirement (age 65) under the Retirement Plan and the Supplemental Executive Retirement Plan to each of the Named Executive Officers other than Mr. Davis is: Mr. Snead, $505,620;
Mr. Copley, $451,136; Mr. Nezi, $127,164; and Dr. Bracciodieta, $65,251. These estimated benefits assume that the covered compensation of each individual for 1999 increases at 4% a year until normal retirement at age 65 and that the interest rate credits under the cash balance formula are at the rate of 6.5% per year. Mr. Davis will retire from the Company on April 26, 2000. Upon retirement, Mr. Davis will receive retirement benefits under the Retirement Plan and the Supplemental Executive Retirement Plan. In addition, he will receive an enhanced retirement benefit under his employment agreement. See "Employment Agreements" below. The combined annual benefit payable to Mr. Davis at retirement under the Retirement Plan, under the Supplemental Executive Retirement Plan, and under the enhanced retirement benefit in his employment agreement is $1,529,840.

Deferred Compensation

  The Company offers a non-qualified deferred compensation plan to all Board members and to all officers of Trigon BCBS at or above the level of Vice President. The plan is called the Limited Fixed Return Plan. Interest credited to plan participants is funded through Trigon BCBS-owned life insurance. Those electing to defer compensation may begin receiving benefit payouts on or after age 55. As of December 31, 1999, 22 officers have deferred a balance of $1,231,249 and interest credited to the officers in 1999 was $103,246. As of December 31, 1999, six directors and four past directors have deferred a balance of $1,901,956, and interest credited to these participants in 1999 equaled $159,354.

  The Directors Plan allows each director to elect in advance to receive all or a part of his or her director's fees in the form of Common Stock. The number of shares earned is the amount of the fees divided by the fair market value of the Common Stock on the last trading day of each calendar quarter. If a director elects to receive 100% of his or her annual fees as Common Stock, the director also receives additional Common Stock equal to 30% of the fees. In 1999, all directors elected to receive 100% of their Board fees in the form of Common Stock.

  Mr. Davis also has a separate defined salary deferral plan established in 1989, which permitted salary deferrals from 1990 through 1995. A total of $43,000 of his compensation has been deferred. Amounts deferred are invested by Trigon BCBS in investments selected by a Trigon BCBS-appointed investment manager. Mr. Davis bears all risk of gain or loss with respect to the investments made. The assets in the plan will be distributed to Mr. Davis upon the termination of his employment on April 26, 2000.

Employment Agreements

  Norwood H. Davis, Jr., Chairman of the Board of the Company and of Trigon BCBS, is party to an employment agreement with Trigon BCBS. Mr. Davis is entitled to receive an annual base salary, which can be adjusted upward each year as determined by the Board. He is eligible for an award of incentive compensation each year. Mr. Davis is also entitled to other benefits offered to all executives. Trigon provides Mr. Davis an automobile allowance, tax and financial planning services and reimbursement for other business expenses. If Mr. Davis becomes disabled and is entitled to receive benefits under the Long-Term Disability Program, Trigon BCBS will make supplemental monthly payments so that the entire benefit is equal to 60% of his base salary. Mr. Davis agrees not to compete as an equity owner or employee with Trigon BCBS or its affiliates for four years after the termination of his employment. The agreement also provides that upon termination of Mr. Davis' employment for any reason, including retirement, Mr. Davis is entitled to receive a severance payment equal to four times the highest annual compensation received by him during any of the three calendar years preceding the termination of his employment. For this purpose, annual compensation includes base salary, annual and long-term cash bonuses for the year and restricted stock awards for the year.

  In addition to the severance payment, the employment agreement also sets forth an enhanced retirement benefit for Mr. Davis. Under the enhanced benefit, Trigon BCBS agrees to pay Mr. Davis, at the time and in the manner that benefits are paid to him under the Supplemental Executive Retirement Plan, an amount equal to the difference between (i) the benefit Mr. Davis would receive under the Retirement Plan and the Supplemental Executive Retirement Plan if Mr. Davis remained employed by Trigon BCBS until age 65 (3/10/2005) and received annual compensation until age 65 equal to his 1999 annual compensation and (ii) the benefit Mr. Davis actually receives under the Retirement Plan and Supplemental Executive Retirement Plan. If retirement occurs at or after age 61 (3/10/2001), 100% of the enhanced benefit is payable. If retirement occurs between ages 60 and 61, 96% of the enhanced benefit is payable. Mr. Davis will retire on April 26, 2000, when he is 60, so 96% of the enhanced benefit will be payable.

  Mr. Davis' agreement also provides for a gross-up payment to be made, if necessary, to eliminate the effects of the imposition of the excise tax under
(S) 4999 of the Internal Revenue Code on payments made to Mr. Davis and to eliminate the effects of income and excise taxes on such gross-up payment.

  The Company also has an employment agreement with Thomas G. Snead, Jr., who serves as President and Chief Executive Officer of the Company. Mr. Snead is entitled to receive an annual base salary, which can be adjusted upward each year as determined by the Board. He is eligible for an award of incentive compensation each year. Mr. Snead is also entitled to other benefits offered to all executives. Trigon provides Mr. Snead an automobile allowance, tax and financial planning services and reimbursement for other business expenses. If Mr. Snead becomes disabled and is entitled to receive benefits under the Long-Term Disability Program, Trigon BCBS will make supplemental monthly payments so that the entire benefit is equal to 60% of his base salary. Mr. Snead agrees not to compete as an equity owner or employee with Trigon BCBS or its affiliates for three years after the termination of his employment. If the Company discharges Mr. Snead for any reason, Mr. Snead is entitled to receive a severance payment equal to three times the highest annual compensation received by him during any of the three calendar years preceding his discharge. For this purpose, annual compensation includes base salary, annual and long-term cash bonuses for the year and restricted stock awards for the year. In addition, Mr. Snead is entitled to receive welfare benefits for three years following his discharge.

  Mr. Snead's agreement also provides for a gross-up payment to be made, if necessary, to eliminate the effects of the imposition of the excise tax under
(S) 4999 of the Internal Revenue Code on payments made to Mr. Snead and to eliminate the effects of income and excise taxes on such gross-up payment.

  Trigon BCBS also maintains at-will employment agreements with Dr. Bracciodieta and Messrs. Nezi and Copley. These agreements provide for a severance payment equal to 12 months' salary if the executive is discharged for any reason other than cause. Each agreement also contains non-competition provisions pursuant to which the executive agrees that for a period of one year following termination of employment, he will not become an officer, director, employee or 10% shareholder of an entity that competes with Trigon BCBS or its affiliates or employ any employee of Trigon BCBS or its affiliates.

  Mr. Copley, who serves as Chief Investment Officer of the Company, also has an agreement with the Company under which he is eligible to receive an incentive bonus each year if certain investment performance goals are met with respect to the Trigon investment portfolio. For 1999, the incentive bonus was based on a formula tied to (1) the amount by which the percentage total return earned on the investment portfolio exceeded the total return benchmark for the portfolio and (2) the amount by which investment income earned on the portfolio exceeded the investment income budgeted in Trigon's 1999 Plan. For 1999, Mr. Copley earned an incentive bonus of $351,897, which is included in the annual bonus column of the compensation table.

Executive Continuity Agreements

  Trigon BCBS and each Named Executive Officer have entered into employment agreements, discussed above, which call for severance payments under certain conditions. Trigon BCBS and each Named Executive Officer (other than Mr. Davis) have also entered into Executive Continuity Agreements, which replace the Named Executive Officers' severance agreements if the executive's employment terminates as the result of a change of control of the Company.

  The Executive Continuity Agreements are intended to provide greater employment security to key executives and to assure shareholders that the business of the Company will continue with a minimum of disruption if a change of control occurs. Accordingly, the agreements provide for salary and benefit continuation upon termination of the executive's employment within three months before or within three years after a change of control of the Company. The salary continuation benefit entitles the executive to a lump sum payment equal to two times (in the cases of Dr. Bracciodieta and Mr. Nezi) or three times (in the cases of Messrs. Snead and Copley) the greater of (i) the highest amount of compensation received by the executive during any one of the three full calendar years ended immediately before the executive's employment terminates or (ii) 155% of the executive's annual base salary for the year in which the executive's employment terminates. The benefit continuation provides the executive with continued coverage under all welfare plans that the executive participated in when employment terminated. In the cases of Dr. Bracciodieta and Mr. Nezi, the benefits continue for two years, and in the cases of Messrs. Snead and Copley the benefits continue for three years. The agreements also provide certain supplemental retirement benefits. In addition, upon a change of control of the Company, each executive is entitled to receive a payment under the Company's Annual Incentive Plan and Long-Term Incentive Plan, computed as if the Company and the executive had achieved the target level of performance under each plan.

  Each Executive Continuity Agreement provides for a gross-up payment to be made to the executive, if necessary, to eliminate the effects of the imposition of the excise tax under (S) 4999 of the Internal Revenue Code on payments made to the executives and to eliminate the effects of income and excise taxes on such gross-up payment.

                  REPORT OF THE HUMAN RESOURCES, COMPENSATION
                        AND EMPLOYEE BENEFITS COMMITTEE

  The Human Resources, Compensation and Employee Benefits Committee of the Board of Directors (the "Committee") reviews and approves, subject to Board ratification in certain cases, actions regarding the executive compensation programs of the Company and its subsidiaries. The Committee is composed entirely of outside directors.

  The purpose of the Company's compensation program is to attract, motivate and retain the executive management necessary to enhance profitability of the Company and increase shareholder value. The philosophy underlying the Company's executive compensation program is to create:

  -- a competitive total compensation level that appropriately rewards both short and long-term success; and

  -- variable pay opportunities that subject a significant portion of the executive's total compensation to performance risk.

  The goal is a compensation program that results in total compensation generally at the median for the competitive market when the Company's performance is at the desired level as compared with its competitors and above or below market levels when performance varies.

  The Company's executive compensation program is currently composed of four basic elements: base salary, an annual cash incentive program, a long-term incentive program and a stock incentive plan. The Company requires executive stock ownership as a means to link management interests and shareholder interests.

  Base Salary -- Base salaries are targeted at the average of the competitive market, consisting of national managed care companies, national insurance companies and local financial institutions. The base salary compensation of senior officers of the Company and its subsidiaries is reviewed by the Committee every 12 months and any changes must be approved by the Committee.

  Annual Management Incentive -- Trigon BCBS's annual cash incentive program is based on yearly performance objectives. Program participants include executives and key management employees. The Chief Executive Officer recommends the amount of potential awards and the targeted performance goals for participants. For each performance objective, a performance range and potential payout from "Threshold" to "Maximum" is determined. The Committee reviews and approves objectives, performance targets and potential payouts for all senior officers. The Board of Directors ratifies the objectives, targets and potential payouts for the Chief Executive Officer. After the end of the fiscal year, the Committee measures the Company's performance against the objectives and certifies the amount of payment, if any. For 1999, the annual management incentive for the Chief Executive Officer and most other executive officers was based exclusively on the amount of the Company's earnings per share (exclusive of realized capital gains and losses and exclusive of extraordinary or nonrecurring items). For 1999, each participant's award contained a minimum earnings per share level that had to be reached before any annual payments would be made. The target award opportunities represented between 18% and 60% of a participant's salary, and the maximum award opportunities represented between 36% and 120% of a participant's salary. For 1999, the Company's earnings per share (exclusive of gains, losses and extraordinary or nonrecurring items) reached $2.09, which resulted in the payment of maximum annual incentives.

  Long-Term Management Incentive -- The Trigon BCBS long-term management incentive program is based on the achievement of three-year strategic performance objectives. Most officers, including all of the Named Executive Officers except Mr. Copley, participate in the program. The program provides incentives based on rolling three-year performance periods. Company performance measures are set at the beginning of the three-year period and are measured at the end of the period. The awards are paid at the end of the period, based on the degree of achievement of the specified performance goals. The three-year performance period ended in 1999 measures average annual growth in consolidated operating income and the Company's commercial medical loss ratio versus the Company's peer group for 1999. The three-year performance period ending in 2000 measures consolidated operating income margin for 2000 and the Company's commercial medical loss ratio versus the Company's peer group for 2000. The three-year performance period ending in 2001 measures consolidated operating income margin for 2001. Each three-year cycle provides target awards between 10% and 40% of a participant's salary, and maximum awards between 20% and 90% of a participant's salary. A performance range and potential payout from "Threshold" to "Maximum" is established by the Committee for each cycle. The Committee reviews and approves objectives, performance targets and potential payouts for all senior officers. The Board of Directors ratifies the objectives, targets and earned payouts for the Chief Executive Officer. After the end of the three-year cycle, the Committee measures the Company's performance against the objectives and certifies the amount of payment, if any. Awards under the 1997-1999 performance cycle for Named Executive Officers are included in the Summary Compensation Table. In 1999, the executive officers participating in the program earned the maximum award for the 1997-1999 cycle.

  The Committee believes that the interests of senior management are more closely aligned with the interests of the shareholders if senior management has a significant investment in the Company. In December 1997, the Board of Directors adopted stock ownership guidelines that require senior management to own stock in the Company with a market value that is a multiple of base salary. The guidelines, which must be reached within seven years, are Chairman, President and Chief Executive Officer, 5 times salary; Chief Operating Officer, 3 times salary; and certain other officers, from 2 times salary to .75 times salary, depending upon position. To facilitate the acquisition of shares by senior management, the Board of Directors modified the Long-Term Incentive Plan to provide that until a participant meets the stock ownership guidelines, 50 percent (and for performance cycles ending after 2002, 100 percent) of the LTIP payouts will be paid in restricted stock and that under certain circumstances, the payouts of restricted stock will be increased by 30%.

  Stock Incentive Plan -- The shareholders of the Company approved the 1997 Stock Incentive Plan on April 16, 1997. Under the 1997 Stock Incentive Plan, employees, including management, receive equity-based compensation as incentive to focus on enhancements to shareholder value. Under the Plan, certain incentive awards, including performance awards, restricted stock, performance stock, options and stock appreciation rights, may be awarded. In 1999, the stock-based compensation awarded under the Stock Incentive Plan was in the form of nonstatutory stock options, all of which were awarded at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, and shares of restricted stock which were issued as payouts under the Long-Term Incentive Plan. All of the officers of the Company were awarded stock options on January 4, 1999. The Committee considered a number of factors in determining the number of options to be awarded to particular executives, including the executive's salary level, the ability of the executive to affect the net income of the Company and the level of stock options awarded to comparable executives at companies that compete with the Company.

  Chief Executive Officer -- The Company's Chief Executive Officer, Thomas G. Snead, Jr., participates in each of the compensation programs available to executives. The Chief Executive Officer's base salary is based on the same market criteria used for other senior officers and is ratified by the Board of Directors. Mr. Snead's base salary as of April 28, 1999 was $425,000, which was slightly below the median of the peer group of managed care companies. In 1999, the Chief Executive Officer earned the maximum annual incentive compensation award and the maximum long-term incentive compensation award for the 1997-1999 cycle.

  Internal Revenue Code Section 162(m) Compliance -- The Company's pay philosophy is to make a large percentage of potential total compensation for executives performance-focused. In support of this compensation philosophy, executives can be rewarded at or above market levels when the Company performs above expectations. Section 162(m) of the Internal Revenue Code provides generally that compensation paid to the Named Executive Officers in excess of $1 million is deductible only if paid pursuant to qualifying performance-based compensation plans approved by shareholders. The 1997 Stock Incentive Plan allows the use of short and long-term cash compensation and stock compensation that qualifies as performance-based compensation under Section 162(m). Under the 1997 Stock Incentive Plan, all compensation paid is deductible for federal income tax purposes. The Committee intends to continue to maximize the effectiveness of the Company's compensation programs and preserve tax deductibility to the extent consistent with the best interests of the Company and its shareholders.

  This report is submitted by the Human Resources, Compensation and Employee Benefits Committee of the Company's Board of Directors.

                               Jackie M. Ward, Chairperson
                               Lenox D. Baker, Jr., M.D.
                               William R. Harvey, Ph.D.
                               Hubert R. Stallard
                               William N. Powell

Performance Graph

  The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return on the published Standard & Poor's 500 Stock Index and a managed care industry-based peer group for the period commencing January 31, 1997 and ending December 31, 1999. The peer group is based upon the Morgan Stanley Health Care Payor Index. The following is a list of the companies included in the index and their respective weighting within the index: Oxford Health Plan Inc. (10.895%), Coventry Corp. (10.117%), Wellpoint (8.924%), United Healthcare Corp. (8.780%), Cigna Corp. (7.910%), Humana, Inc. (7.784%), Mid-Atlantic Medical (7.603%), Foundation Health (7.576%), Pacificare Health (7.408%), First Health Group (7.208%), Aetna Inc. (6.291%) and the Company (9.275%). The graph assumes an investment of $100 in the Company's Common Stock and each of the indices at the market close on January 31, 1997, the date the Company's Common Stock began trading on the New York Stock Exchange, and the reinvestment of all dividends. Historic stock price performance is not indicative of future stock price performance.



                              [Performance Graph]




                               1/31/97 6/30/97 12/31/97 6/30/98 12/31/98 6/30/99 12/31/99
                               _______ _______ ________ _______ ________ _______ ________
Trigon                         $100    $187    $201     $278    $287     $280    $227
S&P 500 Index                  $100    $113    $124     $145    $157     $175    $187
Morgan Stanley Health
Care Payor Index               $100    $128    $108     $135    $115     $126    $102

                    ITEM TWO--APPROVAL OF AMENDMENTS TO THE
               TRIGON HEALTHCARE, INC. 1997 STOCK INCENTIVE PLAN

Introduction

  At the 1997 annual meeting, the shareholders approved the Trigon Healthcare, Inc. 1997 Stock Incentive Plan ("Incentive Plan"). In order to provide greater flexibility in making incentive awards under the Incentive Plan and to continue to stimulate the efforts of employees, the Board recommends that shareholders approve two amendments to the Incentive Plan:

  1. To add an additional 2,750,000 shares of Common Stock to be available for issuance under the Incentive Plan.

  2. To re-approve Performance Criteria under the Plan in order to satisfy certain IRS requirements.

  If the shareholders approve these amendments, the Board has approved three additional amendments that will become effective:

  3. The number of the additional shares that can be issued as restricted stock will be limited to 750,000 shares (restricted stock that is forfeited or that is granted in exchange for deferrals of equivalent cash amounts will not count against this limit).

  4. No option granted under the Incentive Plan will be exercisable more than 10 years after it is granted.

  5. Repricing of options without shareholder approval will be prohibited.

  The following summary of the Incentive Plan describes the Incentive Plan as it would be amended. The full text of the Incentive Plan, before amendment, is on file with the Securities and Exchange Commission ("SEC").

General

  Incentive awards may be in the form of stock options, stock appreciation rights, restricted stock, performance stock or cash. Currently, 3,550,000 shares of Common Stock are reserved for issuance under the Incentive Plan. Under the proposed amendment, the total shares available under the Incentive Plan would be increased by 2,750,000 shares. No more than 300,000 shares may be subjected to stock awards for any single employee in any year. The proposed amendment also provides that after April 26, 2000, no more than 750,000 of the additional shares may be issued as restricted stock. However, shares of restricted stock that are forfeited or that are granted to participants in exchange for deferrals of equivalent cash amounts are not counted against this limit. The maximum cash amount payable under the Incentive Plan to any individual Participant in any Plan Year may not exceed $2,000,000.

  The Company intends to register the proposed additional shares with the SEC after shareholder approval is received. No contingent awards based on the proposed additional shares have been granted under the Incentive Plan.

Eligibility

  All present and future employees of the Company or its subsidiaries are eligible to receive Incentive Awards under the Incentive Plan.

Administration

  The Human Resources, Compensation and Employee Benefits Committee of the Board (the "Committee") administers the Incentive Plan. The Committee is an independent committee that has the power and complete discretion to select eligible employees to receive incentive awards and to determine the type of award and its terms and conditions.

Performance Awards

  For each Plan Year, the Committee will select the Performance Criteria to be used for that Plan Year. Shareholders are being asked to re-approve the permissible Performance Criteria. The permissible Performance Criteria are any of the following areas of performance of the Company or any subsidiary as determined by generally accepted accounting principles or as publicly reported by the Company: asset growth; combined net worth; debt to equity ratio; earnings per share; revenues; operating income (with or without investment income or income taxes); operating cash flow; investment performance; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return on total capital, equity, revenue or assets; medical loss ratio; or number of policyholders or insureds. A Performance Criteria may be used with or without adjustment for extraordinary or nonrecurring items. For each Performance Criteria, the Committee will establish one or more Performance Goals. For each performance award, the Committee will establish the amount of cash or Common Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee may not increase during a Plan Year the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance
Goals but may reduce or eliminate the payments as provided in a performance award. Performance awards will be paid in cash, Common Stock or both, at such time or times as are provided in the participant's award agreement.

Stock Options

  Options to purchase shares of Common Stock granted under the Incentive Plan may be "incentive stock options" or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Section 422 of the Internal Revenue Code (the "Code"), while nonstatutory stock options do not. The option price of Common Stock covered by any option granted under the Incentive Plan may not be less than 100 percent of the fair market value of the Common Stock on the date of the grant. No more than $100,000 of incentive stock options, based on the exercise price, may be initially exercisable in any calendar year.

  The proposed amendment limits the period during which an option may be exercised to ten years following the option's date of grant. Options that are not exercised within the 10-year period will lapse. In addition, options may only be exercised at such times as may be specified by the Committee; provided, however, that incentive stock options may not be exercised after the first to occur of (i) ten years from the date on which the incentive stock option was granted, (ii) three months from the optionee's termination of employment with the Company for reasons other than death or disability, or
(iii) one year from the optionee's termination of employment because of death or disability. If the option so provides or the Committee authorizes, an optionee exercising an option may pay the purchase price in cash; by delivering shares of Common Stock; by causing shares of Common Stock to be withheld from the option shares; by delivering a promissory note; or by delivering an exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.

  Under the proposed amendment, a Participant may not surrender an option in consideration for the grant of a new option with a lower exercise price. If a Participant's option is cancelled before its termination date, the Participant may not receive another option within six months of the cancellation unless the exercise price of the option is not less than the exercise price of the cancelled option. These restrictions would not apply to any grant of options that are specifically approved by shareholders.

Change Of Control

  The Committee may, in its discretion, include provisions in stock options granted under the Incentive Plan that will make the options become fully exercisable upon a change of control of the Company, or upon the occurrence of one or more events subsequent to a change of control, notwithstanding other conditions on exercisability in the option.

Stock Appreciation Rights

  The Committee may award stock appreciation rights under the Incentive Plan either with or without related options, or the Committee may subsequently award and attach stock appreciation rights to a previously awarded nonstatutory option. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of his unexercised stock appreciation right and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise of the Common Stock covered by the surrendered portion of the stock appreciation right and (ii) the fair market value of Common Stock on the date the stock appreciation right was awarded. The Committee may limit the amount which can be received when a stock appreciation right is exercised. The Company's obligation arising upon exercise of a stock appreciation right may be paid in Common Stock or in cash, or in any combination of the two, as the Committee may determine.

Restricted Stock

  Restricted stock issued pursuant to the Incentive Plan may not be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions lapse. The Committee will establish as to each share of restricted stock issued under the Incentive Plan the terms and conditions upon which the restrictions on such shares will lapse. In addition, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions. During the period of restriction, participants holding shares of restricted stock may exercise full voting rights with respect to those shares and are entitled to receive all dividends and other distributions paid with respect to those shares.

Performance Stock

  Performance stock may be issued from time to time by the Committee when Performance Criteria established by the Committee have been achieved and certified by the Committee. The Committee may at any time, in its sole discretion, remove or revise any and all Performance Criteria for an award of performance stock.

Transferability Of Incentive Awards

  Options or stock appreciation rights granted under the Incentive Plan will be transferable only as provided in the terms of the incentive award. Incentive stock options may not be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution.

Amendment Of The Incentive Plan And Incentive Awards

  The Board may amend the Incentive Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment, to the extent required by the Code, that would (i) materially increase the benefits accruing to participants under the Incentive Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the Incentive Plan, or (iii) materially modify the requirements of eligibility for participation in the Incentive Plan. Incentive awards granted under the Incentive Plan may be amended with the consent of the Participant so long as the amended award is consistent with the terms of the Incentive Plan.

Federal Income Tax Consequences

  An employee will not incur federal income tax when he is granted a nonstatutory stock option, an incentive stock option, a stock appreciation right, restricted stock, or an award of future performance stock. Upon exercise of a nonstatutory option or a stock appreciation right, an employee generally will recognize ordinary compensation income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. When an employee exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax.

  In general, an employee who has received shares of restricted stock will include in his gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. An employee will also include in his gross income as compensation income an amount equal to the fair market value of the shares of Performance Stock at the time the shares are delivered. The income recognized will be subject to income tax withholding by the Company.

  The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income. As stated above, this usually occurs upon exercise of nonstatutory options and stock appreciation rights and, with respect to restricted stock, when the restrictions lapse. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements. Moreover, there can be circumstances when the Company may not be entitled to a deduction for certain transfers of Common Stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a Change of Control.

  In addition to the limitations described above on the Company's right to a corresponding business expenses deduction, Code Section 162(m) generally imposes a $1 million limitation on the amount of annual compensation deduction allowable to a publicly held company in respect of its chief executive officer and its other four most highly paid executive officers. An exception is provided for certain performance-based compensation if certain shareholder approval and outside director administration requirements are satisfied. The Plan is designed to qualify under Code Section 162(m) for stock options and to allow the grant of other incentive awards under terms and conditions that would qualify payments under the awards for deductibility under Code Section 162(m). This action is consistent with the Board's policy concerning Section 162(m) as explained under "Report of Human Resources, Compensation and Employee Benefits Committee".

THE BOARD BELIEVES THAT APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1997 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM 3,550,000 SHARES TO 6,300,000 SHARES AND TO APPROVE THE PERFORMANCE CRITERIA IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENTS.

                         ITEM THREE -- RATIFICATION OF
                       SELECTION OF INDEPENDENT AUDITORS

  The Board, upon the recommendation of its Audit Committee, has selected KPMG LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year 2000 and is submitting this matter to shareholders for their ratification. KPMG LLP has served as the independent auditors of Trigon BCBS and its predecessors since 1971. If shareholders do not ratify the selection of KPMG LLP, other independent auditors will be considered. One or more partners of the firm of KPMG LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS TO EXAMINE AND REPORT UPON THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES FOR THE YEAR 2000.

                           ITEM FOUR--OTHER BUSINESS

  If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper. At this time, the Company does not know of any other business that will be presented at the meeting.

                  PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
                          AT THE 2001 ANNUAL MEETING

  Proposals that any shareholder desires to have included in the proxy statement for the 2001 Annual Meeting of Shareholders must be received by the Company no later than November 25, 2000. If the Company does not receive notice at its principal offices on or before February 8, 2001 of a shareholder proposal for consideration at the 2001 Annual Meeting of Shareholders, the proxies named by the Company's Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

  Section 1.3 of the Company's Bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. To be timely, a shareholder's notice must be given, either by personal delivery to the Secretary or an Assistant Secretary of the Company at the principal office of the Company, or by first class United States mail, with postage prepaid, addressed to the Secretary of the Company at the principal office of the Company. Any such notice must be received (i) on or after the first day of February and before the first day of March of the year in which the meeting will be held, if clause (ii) is not applicable, or (ii) not less than 60 days before the date of the meeting if the date of such meeting, as prescribed in the Company's Bylaws, has been changed by more than 30 days. Each such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder proposing business, (ii) the class and number of shares of stock of the Company beneficially owned by such shareholder, (iii) a representation that such shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business, and (v) any interest which the shareholder may have in such business. Any such proposal must also meet the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY ANY SHAREHOLDER AFTER MARCH 31, 2000, FREE OF CHARGE, UPON WRITTEN REQUEST TO THE COMPANY'S OFFICE OF INVESTOR RELATIONS, TRIGON HEALTHCARE, INC., P.O. BOX 27401, RICHMOND, VIRGINIA 23279, OR BY CALLING (804) 354-3224.

                          By Order of the Board of Directors

                          /s/ J. Christopher Wiltshire

                          J. Christopher Wiltshire, Secretary

March 24, 2000

                            YOUR VOTE IS IMPORTANT
                               VOTE BY TELEPHONE
                         24 HOURS A DAY, 7 DAYS A WEEK

    Dear Trigon Healthcare, Inc. Shareholder(s):

    This year we offer you the convenience of telephone voting. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

                   TELEPHONE                                   MAIL
               (1-800-481-9815)

    Use any touch-tone telephone to vote your     Mark, sign and date your proxy
    proxy. Have your proxy card in hand when      card and return it in the
    you call. You will be prompted to enter       postage-paid envelope we have
    your control number, located in the box       provided.
    below, and then follow the simple
    directions.

                                                  ------------------------------
    Your telephone vote authorizes the named      If you have submitted your
    proxies to vote your shares in the same       proxy by telephone there is no
    manner as if you marked, signed and           need for you to mail back your
    returned the proxy card.                      proxy.
                                                  ------------------------------

                                                       -------------------------
Call Toll-Free On A Touch-Tone Telephone To Vote
    There Is No Charge To You For This Call
                                                          CONTROL NUMBER FOR
              1-800-481-9815                               TELEPHONE VOTING
                                                       -------------------------

           DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3

1. Election of Directors           FOR all nominees                   WITHHOLD AUTHORITY to vote                   * EXCEPTIONS
                                   listed below                       for all nominees listed below

Nominees: Lenox D. Baker. Jr., M.D., Joseph S. Mallory, Donald B. Nolan, M.D. and Hubert R. Stallard

(INSTRUCTIONS: to withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions ________________________________________________________________________________________________________________________
2. Amendments to the Company's 1997 Stock Incentive Plan    3.   Ratification of the selection of KPMG LLP as the Company's indepen-
                                                                 dent auditors for 2000

   FOR              AGAINST                  ABSTAIN             FOR                 AGAINST                  ABSTAIN

4. In their discretion, the proxies are authorized to vote                                     Any proxy or proxies previously given
   upon such other business as may properly come before the                                    for the meeting are revoked.
   meeting and any adjournments thereof.
                                                                                               Change of Address and/
                                                                                               or Comments Mark Here

                                                                                          Please sign exactly as name or names
                                                                                          appear on this proxy. When signing as
                                                                                          attorney, executor, administrator,
                                                                                          trustee, custodian, guardian or corporate
                                                                                          officer, give full title if more than one
                                                                                          trustee, all should sign. If executed by a
                                                                                          corporation this proxy card should be
                                                                                          signed by a duly elected officer.

                                                                                          Dated: _____________________________, 2000

                                                                                          __________________________________________
                                                                                                   Signature of Shareholder
                                                                                          __________________________________________
                                                                                          Votes MUST be indicated         X
   Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.      (x) in black or blue ink.
------------------------------------------------------------------------------------------------------------------------------------

                              Please Detach Here
              . You Must Detach This Portion of the Proxy Card .
                 Before Returning it in the Enclosed Envelope

                              [LOGO OF TRIGON](R)

                            Trigon Healthcare, Inc.

                        ANNUAL MEETING OF SHAREHOLDERS
                           APRIL 26, 2000 AT 9:00 AM
                            2015 STAPLES MILL ROAD
                           RICHMOND, VIRGINIA 23230

                                --------------
                                  DIRECTIONS:
                                --------------

  Arriving from the East on I-64          Arriving from the North on I-95
  from Williamsburg, VA Beach, etc.       from Fredericksburg, Washington, D.C.
  DO NOT TAKE I-295 NORTH I-95 exit       DO NOT TAKE I-295 to I-64 West exit
  ---------------------------------       --------------------------------------
  FOLLOW I-64 WEST RICHMOND               FOLLOW I-95 SOUTH RICHMOND
    1. Take I-64 West to I-95/I-64          1. Take I-95 South to I-64 West,
       Interchange.                            exit 79.
    2. Take I-64 West again exit 79         2. Take Staples Mill Road exit 185
       off of I-95 North.                      off of I-64 West and follow signs
    3. Take Staples Mill Road exit 185         to Route 33 East.
       off of I-64 West and follow signs    3. Go 1/2 mile on Staples Mill Road
       to Route 33 East.                       to Trigon Headquarters on your
    4. Go 1/2 mile on Staples Mill Road        left.
       to Trigon Headquarters on your
       left.

  Arriving from the South on I-95         Arriving from the West on I-64
  from Petersburg, North Carolina, etc.   from Charlottesville, etc.
    1. Take I-95 North to I-64 West.      DO NOT TAKE I-295 to North I-95 exit
                                          ------------------------------------
    2. Take Staples Mill Road exit 185    Take I-64 EAST RICHMOND
       off of I-64 West and follow          1. Take I-64 East to the Staples
       signs to Route 33 East.                 Mill Road exit 185B and follow
    3. Go 1/2 mile on Staples Mill Road        signs to Route 33 East.
       to Trigon Headquarters on your       2. Go 1/2 mile on Staples Mill Road
       left.                                   to Trigon Headquarters on your
                                               left.

--------------------------------------------------------------------------------

                            TRIGON HEALTHCARE, INC.

                         PROXY/VOTING INSTRUCTION CARD

    This proxy is solicited on behalf of the Board of Directors of Trigon
                               Healthcare, Inc.
                   for the Annual Meeting on April 26, 2000.

               The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2000, appoints Ronald
          M. Nash and J. Christopher Wiltshire, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Trigon Healthcare, Inc. Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 26, 2000 and at any adjournment or postponement thereof, as indicated on the reverse side.

               This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3 and in the proxies' discretion on any other matters coming before the meeting.

                                                      -------------------------
          Comments:____________________________         Address for proxy only.
                                                      -------------------------
          _____________________________________       -------------------------
                                                      TRIGON HEALTHCARE, INC.
          _____________________________________       C/O THE BANK OF NEW YORK
                                                      P.O. BOX 11117
          _____________________________________       NEW YORK, N.Y. 10203-0117
                                                      -------------------------
          If you have written in the above
          space, please mark the comments
          notification box on the reverse side.

         (Continued, and to be signed and dated, on the reverse side.)

--------------------------------------------------------------------------------